Exhibit 99.1

ENVISION SYSTEMS, INC. AND SUBSIDIARY

Consolidated Financial Statements

December 31, 2010 and 2009

Independent Auditors’ Report

The Board of Directors
EnVision Systems, Inc.:

We have audited the accompanying consolidated balance sheets of EnVision Systems, Inc. and subsidiary as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EnVision Systems, Inc. and subsidiary as of December 31, 2010 and 2009, and the results of  their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

Baltimore, MD

March 21, 2011

ENVISION SYSTEMS, INC. AND SUBSIDIARY
Consolidated Balance Sheets
December 31, 2010 and 2009
Assets	2010	2009
Current assets:
Cash and cash equivalents	$553,414	$913,377
Contract receivables	1,194,585	955,989
Pre-contract costs	18,316	208,286
Prepaid expenses and other current assets	40,839	44,178
Total current assets	1,807,154	2,121,830
Property, plant, and equipment	188,628	179,211
Accumulated depreciation	(166,839)	(157,955)
Property, plant, and equipment, net	21,789	21,256
Other assets	10,190	2,899
Total assets	$1,838,133	$2,145,985
Liabilities and Stockholders’ Equity
Current liabilities:
Accrued expenses	$106,809	$88,272
Billings in excess of revenue earned	116,215	482,879
Deferred tax liability – current	92,315	46,300
Other current liabilities	17,738	118,914
Total current liabilities	333,077	736,365
Other liabilities	321,230	243,242
Deferred tax liability – long term	324,662	236,154
Total liabilities	978,969	1,215,761
Commitments and contingencies	—	—
Stockholders’ equity:
Common stock, no par value, authorized 2,500 shares, issued and outstanding
1,000 shares as of December 31, 2010 and 2009	50,000	50,000
Retained earnings	832,998	838,164
Accumulated other comprehensive loss	(23,176)	(30,871)
Total Envision Systems, Inc. equity	859,822	857,293
Noncontrolling interest	342	72,931
Total shareholders’ equity	860,164	930,224
Total liabilities and stockholders’ equity	$1,839,133	$2,145,985
See accompanying notes to consolidated financial statements.

ENVISION SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statements of Operations
Years ended December 31, 2010 and 2009
	2010	2009
Contract revenue	$3,234,286	$1,630,237
Cost of revenue	1,487,720	1,222,469
Gross profit	1,746,566	407,768
Operating expenses:
Selling, general, and administrative	1,187,065	444,905
Business development	100,230	95,916
Depreciation	5,546	6,853
Total operating expenses	1,292,841	547,674
Operating income (loss)	453,725	(139,906)
Interest income, net	13,881	11,821
Income (loss) before income taxes	467,606	(128,085)
Provision (benefit) for income taxes	256,068	(52,742)
Net income (loss)	211,538	(75,343)
Net (income) loss attributable to the noncontrolling interest	72,785	(7,367)
Net income (loss) attributable to Envision Systems, Inc.	$284,324	$(82,710)
See accompanying notes to consolidated financial statements.

ENVISION SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statement of Changes in Stockholders’ Equity
Years ended December 31, 2010 and 2009
				Accumulated
	Common			other
	stock		Retained	comprehensive	Noncontrolling
	Share	Amount	earnings	loss (income)	interest	Total equity
Balance, January 1, 2009	1,000	$50,000	$920,874	$(34,735)	$61,853	$997,992
Foreign currency translation
adjustment	—	—	—	3,864	3,711	7,575
Net income (loss)	—	—	(82,710)	—	7,367	(75,343)
Balance, December 31, 2009	1,000	50,000	838,164	(30,871)	72,931	930,224
Foreign currency translation
adjustment	—	—	—	7,695	195	7,891
Purchase of subsidiary shares
from noncontrolling interest	—	—	(289,490)	—	—	(289,490)
Net income (loss)	—	—	284,324	—	(72,786)	211,538
Balance, December 31, 2010	1,000	$50,000	$832,998	$(23,176)	$342	$860,164
See accompanying notes to consolidated financial statements.

ENVISION SYSTEMS, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
Years ended December 31, 2010 and 2009
	2010	2009
Cash flows from operating activities:
Net income (loss)	$211,538	$(75,343)
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
Depreciation	5,546	6,853
Deferred income taxes	150,428	(123,426)
Changes in other operating amounts net of acquired amounts:
Contract receivables	(238,596)	491,129
Prepaid expenses and other assets	241,477	(154,661)
Accounts payable, accrued compensation and accrued expenses	53,593	53,304
Billings in excess of revenues earned	(366,664)	22,764
Other liabilities	(122,170)	7,732
Net cash provided by (used in) operating activities	(64,848)	228,352
Cash flows from investing activities:
Capital expenditures	(5,625)	—
Net cash used in investing activities	(5,625)	—
Cash flows from financing activities:
Purchase of noncontrolling interest	(289,490)	—
Net cash used in investing activities	(289,490)	—
Net increase (decrease) in cash and cash equivalents	(359,963)	228,352
Cash and cash equivalents, beginning of year	913,377	685,025
Cash and cash equivalents, end of year	$553,414	$913,377
Supplemental disclosure of cash flow information
Income taxes paid	$46,781	$55,328
See accompanying notes to consolidated financial statements.

ENVISION SYSTEMS, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
December 31, 2010 and 2009

(1)	Nature of Business

EnVision Systems, Inc. (EnVision or the Company) was founded in 1991 and is headquartered in Madison, New Jersey. The Company provides consulting services for proprietary software in the petrochemical industry in the Pacific Basin, United States of America, Europe, and the Middle East. EnVision’s tutorials and simulation models serve the rapidly growing entry-level training market for the oil & gas, refining, and specialty chemicals industries. EnVision’s products provide a foundation in process fundamentals, and plant operations and interaction. EnVision has an installed base of more than 750 systems in over 28 countries, and its approximately 130 clients include Shell Oil Company, British Petroleum, Total, and Chevron.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting

This discussion and analysis of our financial condition and results of operations is based on our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of the Company and its majority-owned subsidiary.

(b)	Principles of Consolidation

The accompanying consolidated financial statements include our accounts and those of our majority-owned subsidiary, EnVision Systems India Pvt. Ltd. (ESIP) located in Chennai, India. Noncontrolling interest represents a minority owner’s proportionate share of the equity in our consolidated entities. All significant intercompany transactions and account balances have been eliminated in consolidation. ESIP provides engineering support to EnVision US and has no third-party customers.

(c)	Accounting Estimates

The preparation of the consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. The Company’s most significant estimate relates to revenue recognition, collectability of contract receivables and pre-contract costs. Actual results could differ from those estimates.

(d)	Revenue Recognition

The majority of the Company’s revenue is derived through the sale of uniquely designed systems containing computer software under fixed price contracts. In accordance with U.S. generally accepted accounting principles, the revenue under these fixed-price contracts is accounted for on the percentage-of-completion method. This methodology recognizes revenue and earnings as work progresses on the contract and is based on an estimate of the revenue and earnings earned to date, less amounts recognized in prior periods. The Company bases its estimate of the degree of completion of the contract by reviewing the relationship of costs incurred to date to the expected total costs that will be incurred on the project. Estimated contract earnings are reviewed and revised periodically as the work progresses, and the cumulative effect of any change in estimate is recognized in the period in which the change is identified. Estimated losses are charged against earnings in the period such losses are identified. The Company recognizes revenue arising from contract claims either as income or as an offset against a potential loss only when the amount of the claim can be estimated reliably and realization is probable and there is a legal basis of the claim.

The Company typically includes one year of free maintenance support within its system design contracts. This support may include software upgrades, software enhancements, or telephone support. The Company accounts for this maintenance support by deferring a portion of the contract value until completion and acceptance of the product by the end customer. The Company then recognizes this deferred portion on a monthly basis over the 12-month period subsequent to the product’s acceptance. In addition, the Company also sells maintenance contracts to its customers once the one-year initial maintenance period-ends. Maintenance and support fees are billed based on a percentage of the total cost of the installed software multiplied by an annual escalation of CPI-U or 5%, whichever is less. The maintenance revenue is recognized on a monthly basis over the term of the maintenance period.

Revenue from the sale of software licenses that do not require significant modifications or customization for the Company's tutorials and simulator models are recognized when the license agreement is signed, the license fee is fixed and determinable, delivery has occurred, and collection is considered probable.

Revenues from certain consulting or training contracts are recognized on a time-and-material basis. For time-and-material type contracts, revenue is recognized based on hours incurred at a contracted labor rate plus expenses.

(e)	Cash and Cash Equivalents

For purposes of reporting cash flows, the Company considers all cash accounts that are not subject to withdrawal restrictions or penalties and certificates of deposit with original maturities of 90 days or less to be cash or cash equivalents.

The Company had $553,414 and $913,377 in cash and cash equivalents as of December 31, 2010 and 2009, respectively.

(f)	Contract Receivables

Contract receivables include billed receivables that are recorded at invoiced amounts, and recoverable costs and accrued profit not billed, which represents revenue recognized in excess of amounts billed. The liability “Billings in excess of revenue earned” represents billings in excess of revenue recognized.

(g)	Property, Plant, and Equipment, Net

Property, plant, and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective classes of property. Maintenance and repairs, including replacement of minor items of physical properties, are charged to expense.

Major classes and estimated useful lives of property, plant, and equipment are as follows:

(i) Computers - (3 years);

(ii) Furniture and Office Equipment (5-7 years); and

(iii) Vehicles (3-4 years).

(h)	Pre-contract Costs

Development expenditures incurred to meet customer specifications under contracts are charged to contract costs. Company-sponsored development expenditures and costs incurred for products awaiting a signed contract are included in pre-contract costs. The expenditures included in pre-contract costs were $18,316 and $208,286 as of December 31, 2010 and 2009, respectively.

(i)	Income Taxes

Income taxes are provided under the asset and liability method. Under this method, deferred income taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts expected to be realized. Provision is made for the Company’s current liability for federal, state, and foreign income taxes and the change in the Company’s deferred income tax assets and liabilities.

The Company recognizes the effect of income tax positions only if those positions are more likely than not of being sustained. Recognized income tax positions are measured at the largest amount that is greater than 50% likely of being realized. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. The Company records interest and penalties related to unrecognized tax benefits in income tax expense.

(j)	Noncontrolling Interest

On January 1, 2009, the Company adopted Statement 160, Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51 (codified in FASB ASC Subtopic 810-10, Consolidation—Overall), which requires certain changes to the presentation of the financial statements. This guidance requires noncontrolling interests (previously referred to as minority interest) to be classified in the consolidated statements of operations as part of consolidated net earnings and to include the accumulated amount of noncontrolling interests in the consolidated balance sheets as part of shareholders’ equity. If a change in ownership of a consolidated subsidiary results in loss of control and deconsolidation, any retained ownership interests are remeasured with the gain or loss reported in net earnings.  At of January 1, 2009 the accumulated amount of noncontrolling interest in the consolidated balance sheet equaled $61,853.

(3)	Contract Receivables

Contract receivables represent balances due from both domestic and international customers. All contract receivables are considered to be collectible within 12 months. Recoverable costs and accrued profit not billed represent costs incurred and associated profit accrued on contracts that will become billable upon future milestones or completion of contracts. The components of contract receivables are as follows:

	2010	2009
Billed receivables	$247,436	$899,238
Recoverable costs and accrued profit not billed	947,149	56,751
Total contract receivables	$1,194,585	$955,989

(4)	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following:

	2010	2009
Prepaid expenses	$31,006	$34,526
Prepaid rent	9,833	9,652
Total	$40,839	$44,178

(5)	Equipment and Leasehold Improvements, Net

Equipment and leasehold improvements consist of the following:

	2010	2009
Computers	$129,587	$122,318
Vehicle	18,154	16,857
Furniture and office equipment	40,887	40,036
	188,628	179,211
Accumulated depreciation	(166,839)	(157,955)
Net property, plant, and equipment	$21,789	$21,256

Depreciation expense was $5,546 and $6,853 for the years ended December 31, 2010 and 2009, respectively.

Costs of products without signed contracts were $18,316 and $208,286 for the years ended December 31, 2010 and 2009, respectively.

(6)	Investment in Envision Systems (India) Private, Limited

In 1993, the Company invested as a majority stockholder (50.9%) in the establishment of a software developer corporation (Envision Systems India Private, Ltd., ESIP) in Chennai, India. Contracts with customers are entered into by the Company, while development work is carried out by ESIP under an annual transfer pricing agreement between the entities. ESIP does not own any Intellectual Property rights to the products developed for the Company. The Company consolidates their investment of ESIP. The remaining 49.1% is noncontrolling interest and represents the minority owners' proportionate shares of the equity.

On December 31, 2010, the Company purchased 48.9% of the outstanding shares of ESIP from the noncontrolling shareholders for $289,490. This transaction increased the Company’s ownership of EnVision India to 99.8%.  An additional shareholder owns the remaining 0.2% of ESIP.

(7)	Provision for Income Taxes

The Company is organized as a C corporation and is a cash basis taxpayer.  However, the Company’s financial statements are recorded on the accrual basis of accounting.  The temporary timing differences between the two methods resulted in deferred tax liabilities of $420,491 and $303,307 at December 31, 2010 and 2009, respectively.

The consolidated income (loss) before income taxes, by domestic and foreign sources, is as follows:

	2010	2009
Domestic	$447,038	$(149,841)
Foreign	20,568	21,756
Total	$467,606	$(128,085)

The provision (benefit) for income taxes is as follows:

	2010	2009
Current:
Federal	$117,329	$46,427
State	13,867	14,164
Foreign	6,356	6,722
Subtotal	$137,552	$67,313

Deferred:
Federal	$101,118	$(102,431)
State	17,398	(17,624)
Subtotal	$118,516	$(120,055)
Total	$256,068	$52,742

The Company recognized an uncertain tax position of $235,521 in 2008.  The Company accrued interest and penalties of $7,721 during 2009 and $9,905 during 2010.  The Company recognized an additional $68,083 relating to an uncertain tax position in 2010.  As of December 31, 2010, the Company had $321,230 of unrecognized tax benefits, all of which would impact the effective tax rate if recognized. The Company does not expect any material changes to its uncertain tax positions in the next twelve months. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2010, the Company had $17,626 of accrued interest related to these tax positions.

The Company has not recognized a deferred tax liability for the undistributed earnings of its foreign operations that arose in 2010 and prior years as the Company considers these earnings to be indefinitely reinvested.  As of December 31, 2010 the undistributed earnings of this subsidiary was approximately $170,000.

(8)	Commitments and Contingencies

The Company is obligated under certain noncancelable operating leases for office facilities and equipment. The Company leases its New Jersey offices at $2,642 per month through August 2012. India’s offices are leased at $1,185 per month through March 2011. Future minimum lease payments under noncancelable operating leases as of December 31, 2010 are as follows:

2011 Lease payments	$35,259
2012 Lease payments	21,133
Total	$56,392

Rent expense was $47,324 and $48,479 for the years ended December 31, 2010 and 2009, respectively.

(9)	Employee Benefits

In 1996, the Company established an Internal Revenue Service Qualified Simplified Employee Pension Program for all employees. The plan provisions require the following:

i)	Must have at least 1 year of service and are over 21 years of age,

ii)	All contributions are based on the same percentage of total compensation,

iii)	Contributions are limited annually to the smaller of $49,000 in 2010 and $49,000 in 2009 or 25% of compensation,

iv)	Paid to the employee’s IRA Trustee, custodian or insurance company (for an annuity contract).

The Company’s contributions to the plan were approximately $113,000 and $98,000, for the years ended December 31, 2010 and 2009, respectively.

(10)	Major Customers and Concentration of Credit Risk

EnVision receives a majority of its revenue under a multiyear contract with an international petrochemical company with principal offices in the Netherlands. The Company’s customers are not concentrated in any specific geographic region, but are concentrated in the energy industry. Shell Global Solutions International, B.V. (“Shell”) has provided 87% and 55% of the Company’s revenue for the years ended December 31, 2010 and 2009, respectively.  Additionally, Shell accounted for 97% and 60% of contracts receivable at December 31, 2010 and 2009

(11)	Subsequent Events

On January 4, 2011 (the Closing Date), the Company was acquired via a stock purchase agreement by GSE Systems, Inc. (GSE). On the closing date, GSE paid the Company’s shareholders approximately $1.2 million in cash. In addition, if the Company attains certain revenue targets for the four-year period ending December 31, 2014, the shareholders of EnVision could receive up to an additional $3.05 million. The Company will operate as a wholly owned subsidiary of GSE, and will be renamed GSE Envision, Inc.

GSE Systems, Inc. provides a wide range of simulation and training solutions to the global energy (nuclear and nonnuclear) industry, and is the world leader in nuclear simulation. The Company has over three decades of experience, more than 1,100 installations, and over 160 customers in 48 countries. Our software, hardware, and integrated training solutions leverage proven technologies to deliver real-world business advantages to the energy, process, manufacturing, and government sectors worldwide. GSE Systems is headquartered in Sykesville (near Baltimore), Maryland, with offices in St. Marys and Augusta, Georgia; Tarrytown, New York; Nyköping, Sweden; Stockton-on-Tees, UK; and Beijing, China.

Additionally, the Company evaluated subsequent events from the consolidated balance sheet date through March 21, 2011, the date at which the consolidated financial statements were released, and determined that no other subsequent events had occurred.